Exhibit 99.2

General Electric Capital Corporation
Condensed Statement of Earnings

	Three months ended December 31				Twelve months ended December 31
(In millions, Unaudited)	2011	2010	V	%	2011	2010	V	%

Revenues
Revenues from services	$10,713	$11,702			$45,582	$45,889
Sales of goods	32	44			148	533
Total revenues	10,745	11,746	(9)%		45,730	46,422	(1)%

Costs and expenses
Costs of sales, operating and administrative expenses	4,745	5,829			20,034	22,383
Interest	3,124	3,602			13,845	14,494
Investment contracts, insurance losses and insurance
annuity benefits	27	35			108	144
Provision for losses on financing receivables	1,095	1,352			4,083	7,176
Total costs and expenses	8,991	10,818	(17)%		38,070	44,197	(14)%

Earnings from continuing operations before
income taxes	1,754	928	89%		7,660	2,225	F
Benefit (provision) for income taxes	(94)	124			(984)	949
Earnings from continuing operations	1,660	1,052	58%		6,676	3,174	F

Earnings (loss) from discontinued operations,
net of taxes	(260)	634			17	(867)

Net earnings	1,400	1,686	(17)%		6,693	2,307	F

Less net earnings attributable to
noncontrolling interests	38	25			127	16
Net earnings attributable to GECC	$1,362	$1,661	(18)%		$6,566	$2,291	F

Amounts attributable to GECC:
Earnings from continuing operations	$1,622	$1,027	58%		$6,549	$3,158	F
Earnings (loss) from discontinued operations, net of taxes	(260)	634			17	(867)
Net earnings attributable to GECC	$1,362	$1,661	(18)%		$6,566	$2,291	F

(1)

General Electric Capital Corporation
Summary of Operating Segments

	Three months ended December 31				Twelve months ended December 31
(In millions, Unaudited)	2011	2010	V	%	2011	2010	V	%

Revenues
Commercial Lending and Leasing (CLL)	$4,392	$4,796	(8)%		$18,178	$18,447	(1)%
Consumer	3,746	4,364	(14)%		16,781	17,204	(2)%
Real Estate	878	856	3%		3,712	3,744	(1)%
Energy Financial Services	292	280	4%		1,223	1,957	(38)%
GE Capital Aviation Services (GECAS)	1,345	1,308	3%		5,262	5,127	3%
Total segment revenues	10,653	11,604	(8)%		45,156	46,479	(3)%
GECC corporate items and eliminations	92	142	(35)%		574	(57)	F
Total Revenues	$10,745	$11,746	(9)%		$45,730	$46,422	(1)%

Segment profit
CLL	$777	$567	37%		$2,720	$1,554	75%
Consumer	575	546	5%		3,551	2,523	41%
Real Estate	(153)	(409)	63%		(928)	(1,741)	47%
Energy Financial Services	110	33	F		440	367	20%
GECAS	315	432	(27)%		1,150	1,195	(4)%
Total segment profit	1,624	1,169	39%		6,933	3,898	78%
GECC corporate items and eliminations	(2)	(142)	99%		(384)	(740)	48%
Earnings from continuing operations
attributable to GECC	1,622	1,027	58%		6,549	3,158	F
Earnings (loss) from discontinued operations,
net of taxes, attributable to GECC	(260)	634	U		17	(867)	F
Net earnings attributable to GECC	$1,362	$1,661	(18)%		$6,566	$2,291	F

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General Electric Capital Corporation
Condensed Statement of Financial Position

	December 31,	December 31,
(In billions, Unaudited)	2011	2010

Assets
Cash & marketable securities	$93.5	$77.5
Inventories	0.1	0.1
Financing receivables - net	289.3	312.2
Property, plant & equipment - net	51.4	53.7
Goodwill & intangible assets	28.8	29.4
Other assets	88.8	89.3
Assets of businesses held for sale	0.7	3.1
Assets of discontinued operations	1.1	12.4

Total assets	$553.7	$577.7

Liabilities and equity
Borrowings and bank deposits	$438.0	$465.3
Investment contracts, insurance liabilities and insurance annuity benefits	4.4	5.8
Other liabilities	29.1	29.7
Liabilities of businesses held for sale	0.3	0.6
Liabilities of discontinued operations	1.2	2.2
GECC shareowner's equity	80.0	72.9
Noncontrolling interests	0.7	1.2

Total liabilities and equity	$553.7	$577.7

(3)